Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com

Landec Corporation Reports Fourth Quarter and Full Fiscal Year 2021 Results
•Lifecore Biomedical Generates Full Year Revenue Growth of 14.3%, Net Income Growth of 23.1%, and Adjusted EBITDA Growth of 22.0%
•Curation Foods Achieves Fiscal Fourth Quarter Gross Margin of 11.9% on Revenue of $114.0 Million
•Landec Consolidated Full Year Revenues of $544.2 Million, Net Loss of $32.7 Million, and Adjusted EBITDA of $31.4 Million

SANTA MARIA, CA – July 28, 2021 - Landec Corporation (Nasdaq: LNDC), a diversified health and wellness company with two operating businesses, Lifecore Biomedical, Inc. and Curation Foods, Inc., reported results for the fiscal 2021 fourth quarter and full fiscal year ended May 30, 2021. Looking forward, Landec’s strategy to continue to create shareholder value is to seek to deliver against its long-term targets, strengthen its balance sheet, drive top-line growth at Lifecore, and selectively invest in innovation and growth while implementing strategic priorities to improve operating margins at Curation Foods.

CEO COMMENTS:
Dr. Albert Bolles, Landec’s President and CEO stated, “Landec had a solid finish to fiscal 2021 with fiscal fourth quarter performances in both segments that exceeded our revised projections. Lifecore proved to be resilient through the COVID-19 disruptions, generating top-line growth of 14% and adjusted EBITDA growth of 22% for the full year. Lifecore is an important partner to the life sciences community it services and is helping solve complex development and manufacturing projects. A great example of this was the FDA approval of Heron Therapeutics' ZYNRELEF product in May, a partner that the Lifecore organization has worked with for many years across all stages of its development pipeline. We believe Lifecore is extremely well positioned in this environment with added capabilities and capacity to support its growing customer base. We look forward to many years of success and will continue to support the team’s efforts to invest for sustainable long-term double-digit revenue growth.”

Dr. Bolles continued, “At Curation Foods, we were pleased to meet our year-end, steady-state goal of generating segment gross profit margins in the range of 11% to 14% with a reported margin of 11.9%. While our trajectory was temporarily disrupted in fiscal third quarter due to unforeseen impacts from the COVID-19 pandemic, we drove a 450 basis point sequential improvement in the fiscal fourth quarter. We believe our turnaround efforts with Curation Foods remain on track, and we have the added support of a more efficient distribution network that expands our reach while further simplifying our operations. Looking ahead to fiscal 2022, we believe we have the benefit of a nimbler organization along with some product innovations that will drive a transition to growth in the years ahead. Our efforts aren’t yet complete, but we remain committed to the process as a means to improve shareholder value under the framework of Project SWIFT.”

FISCAL FOURTH QUARTER 2021 BUSINESS HIGHLIGHTS:
•Revenues of $139.8 million, a planned decrease of 10.4% year-over-year
•Gross profit of $24.8 million, an increase of 2.9% year-over-year

•Net loss of $2.9 million, which includes $4.8 million of restructuring and other non-recurring charges such as legal expenses net of tax
•Diluted net loss per share of $0.10; adjusted diluted net income per share of $0.07, which excludes $0.17 per share of restructuring and other non-recurring charges net of tax
•Adjusted EBITDA of $12.1 million, compared to $14.1 million in the prior year period
•Lifecore segment adjusted EBITDA of $7.7 million, compared to $7.5 million in the prior year period
•Curation Foods segment adjusted EBITDA of $5.9 million, compared to $7.3 million in the prior year period
FISCAL YEAR 2021 BUSINESS HIGHLIGHTS:
•Revenues of $544.2 million, a planned decrease of 7.8% year-over-year
•Gross profit of $81.5 million, an increase of 8.6% year-over-year
•Net loss of $32.7 million, which includes $20.7 million of restructuring and other non-recurring charges such as expenses incurred by consolidating and optimizing operations associated with Project SWIFT, as well as a Windset non-cash fair market value adjustment of $9.5 million, both net of tax
•Diluted net loss per share of $1.12; adjusted diluted net loss per share of $0.08, which excludes $0.71 per share of restructuring and other non-recurring charges, as well as a $0.33 per share negative Windset fair market value adjustment, both net of tax
•Adjusted EBITDA of $31.4 million, compared to $22.0 million in the prior year period
•Lifecore segment adjusted EBITDA of $24.5 million, compared to $20.1 million in the prior year period
•Curation Foods segment adjusted EBITDA of $11.0 million, compared to $4.4 million in the prior year period
•Cash flow provided by operations was $15.0 million, an improvement of $32.1 million year-over-year
FOURTH QUARTER 2021 RESULTS:
Fiscal fourth quarter 2021 results compared to fiscal fourth quarter 2020 are as follows:

(Unaudited and in thousands, except per-share data)	Three Months Ended		Change
	May 30, 2021	May 31, 2020	Amount	%
Revenues	$139,832	$156,131	$(16,299)	(10)%
Gross profit	24,801	24,091	710	3%
Net loss	(2,868)	(15,149)	12,281	81%
Adjusted net income (loss)*	1,963	4,596	(2,633)	(57)%
Diluted net loss per share	(0.10)	(0.52)	0.42	81%
Adjusted diluted net income (loss) per share*	0.07	0.16	(0.09)	(58)%
EBITDA*	6,125	(12,419)	18,544	N/M
Adjusted EBITDA*	$12,111	$14,120	$(2,009)	(14)%
* See “Non-GAAP Financial Information” at the end of this release for more information and for a reconciliation of certain financial information.
Revenues decreased $16.3 million, or 10.4%, year-over-year, which was primarily a result of a 12.7% decrease in Curation Foods’ segment revenues, as described below, which was partially offset by a 1.3% increase in the Lifecore segment revenues.
Gross profit increased $0.7 million, or 2.9%, year-over-year, and gross profit margin increased approximately 230 basis points to 17.7% compared to 15.4% in the prior year period.
Net loss improved $12.3 million to a loss of $2.9 million for fiscal fourth quarter, which includes $4.8 million of restructuring and non-recurring charges, net of taxes. This compares to net loss of $15.1 million in the prior year period, which includes $6.8 million of restructuring and non-recurring charges, $3.3 million Windset fair market value adjustment, and $9.6 million impairment of goodwill and intangibles charges, each net of tax. Excluding these restructuring and non-recurring charges, adjusted net income was $2.0 million for the fiscal fourth quarter, compared to adjusted net income of $4.6 million in the prior year period, representing a decrease of $2.6 million.
Adjusted EBITDA decreased $2.0 million, or 14.2%, year-over-year, to $12.1 million for fiscal fourth quarter which excludes restructuring and other non-recurring charges. This compares to adjusted EBITDA of $14.1 million in the prior year fourth quarter. At the segment level during fiscal fourth quarter, Lifecore generated $7.7 million in adjusted EBITDA, which represents an increase of $0.2 million versus the prior year period and Curation Foods generated $5.9 million in adjusted EBITDA, which represents an decrease of $1.4 million versus the prior year period.
SEGMENT RESULTS:

(Unaudited and in thousands)	Three Months Ended		Change		Twelve Months Ended		Change
	May 30, 2021	May 31, 2020	Amount	%	May 30, 2021	May 31, 2020	Amount	%
Revenues:
Curation Foods	$113,993	$130,627	$(16,634)	(13)%	$446,074	$504,533	$(58,459)	(12)%
Lifecore	25,839	25,504	335	1%	98,087	85,833	12,254	14%
Total revenues	$139,832	$156,131	$(16,299)	(10)%	$544,161	$590,366	$(46,205)	(8)%

Gross profit:
Curation Foods	$13,573	$13,231	$342	3%	$43,209	$42,105	$1,104	3%
Lifecore	11,228	10,860	368	3%	38,265	32,883	5,382	16%
Total gross profit	$24,801	$24,091	$710	3%	$81,474	$74,988	$6,486	9%

Net (loss) income:
Curation Foods	$(1,974)	$(15,935)	$13,961	88%	$(28,241)	$(39,088)	$10,847	28%
Lifecore	4,753	4,775	(22)	—%	14,461	11,749	2,712	23%
Corporate	(5,647)	(3,989)	(1,658)	(42)%	(18,885)	(10,852)	(8,033)	(74)%
Total net loss	$(2,868)	$(15,149)	$12,281	81%	$(32,665)	$(38,191)	$5,526	14%

EBITDA:
Curation Foods	$1,878	$(16,846)	$18,724	N/M	$(19,248)	$(33,409)	$14,161	42%
Lifecore	7,702	7,504	198	3%	24,531	20,103	4,428	22%
Corporate	(3,455)	(3,077)	(378)	(12)%	(11,335)	(10,157)	(1,178)	(12)%
Total EBITDA	$6,125	$(12,419)	$18,544	N/M	$(6,052)	$(23,463)	$17,411	74%

Lifecore Segment:

(Unaudited and in thousands)	Three Months Ended		Change		Twelve Months Ended		Change
	May 30, 2021	May 31, 2020	Amount	%	May 30, 2021	May 31, 2020	Amount	%
Revenue:
CDMO	$21,923	$21,664	$259	1%	$75,297	$64,781	$10,516	16%
Fermentation	3,916	3,840	76	2%	22,790	21,052	1,738	8%
Total revenue	$25,839	$25,504	$335	1%	$98,087	$85,833	$12,254	14%

Lifecore is the Company’s CDMO business focused on product development and manufacturing of sterile injectable products. Lifecore continues to expand its presence in the robust CDMO marketplace by utilizing its specialized capabilities to partner with and provide value added services to biopharmaceutical and medical device companies. Lifecore continues to drive growth and profitability with a focus on building its business development pipeline, maximizing capacity and advancing product commercialization for innovative new therapies that improve patients’ lives.

In the fourth quarter, Lifecore realized total revenues of $25.8 million, or a 1.3% increase versus the prior year period driven by a 1.2% increase in its CDMO business and a 2.0% increase in its fermentation business.
Lifecore drove a $0.4 million increase in gross profit year-over-year and gross margin increased to 43.5% compared to 42.6% in the prior year period.
Curation Foods Segment:

(Unaudited and in thousands)	Three Months Ended		Change		Twelve Months Ended		Change
	May 30, 2021	May 31, 2020	Amount	%	May 30, 2021	May 31, 2020	Amount	%
Revenue:
Fresh packaged salads and vegetables	$96,863	$112,456	$(15,593)	(14)%	$380,205	$438,083	$(57,878)	(13)%
Avocado products	16,468	17,456	(988)	(6)%	63,575	62,194	1,381	2%
Technology	662	715	(53)	(7)%	2,294	4,256	(1,962)	(46)%
Total revenue	$113,993	$130,627	$(16,634)	(13)%	$446,074	$504,533	$(58,459)	(12)%

Curation Foods is the Company’s natural food business. Curation Foods is focused on providing access to innovative and nutritious 100% clean ingredient plant-based food. Through the execution of Project SWIFT – its value creation program that aims to strengthen the Curation Foods business by simplifying the business, improving operating cost structure, and enhancing profitability with a focus on higher margin products – the Company believes that it is on a clear path towards improving the overall financial performance of Landec, enhancing its ability to drive long-term shareholder value.
Curation Foods realized total revenues of $114.0 million for the fiscal fourth quarter. The total segment revenues decreased 13% versus the prior year period, primarily driven by the planned reduction in Curation Foods’ legacy vegetable and tray business in connection with Project SWIFT and COVID-19 pandemic headwinds as well as the effect of the additional week in sales in the prior year due to the 52/53 week calendar year. The pandemic has delayed customer store resets and the penetration of new product innovations, and continues to pressure the foodservice channel. As a result, the fresh packaged salads and vegetables business revenue decreased $15.6 million, or 14%, to $96.9 million. The avocado products business decreased 6%, to $16.5 million primarily due to the additional week of sales in the prior year period. Revenue in Technology decreased 7% due to timing of customer deliveries.
Curation Foods generated gross profit of $13.6 million, which increased 2.6% year-over-year largely due to its plans to drive a higher margin product mix. Gross margin of 11.9% compares to 10.1% in the prior year period, which met the Company’s expectations to achieve steady-state segment gross margins at the low-end of its expectations in the range of 11% to 14% by fiscal year end. The Company believes that further gross margin expansion opportunity is present as it cycles COVID-19 related challenges associated with labor inefficiency, distribution cost inflation, costs associated with sales cancellations, and higher variable costs such as minimum wage increases. The Company remains committed to improving segment gross margin and is focused on this metric as a key performance indicator.

CASH FLOW & BALANCE SHEET
Cash provided by operations was $15.0 million for the fiscal year ended May 30, 2021 compared to cash used by operations of $17.0 million in the prior year period, representing a $32.1 million improvement year-over-year. Cash from investing activities improved $13.0 million versus prior year, driven by a capital expenditure decrease of $2.9 million and fixed asset sales proceeds of $12.9 million. Capital expenditures were $23.8 million for the fiscal year ended May 30, 2021 compared to $26.7 million in the prior fiscal year.
Subsequent to the closing of fiscal fourth quarter, on June 1, 2021, the Company completed the sale of all of its equity interests in Windset Holdings 2010 Ltd. (“Windset”) to affiliates of the founding and controlling investors of Windset for a purchase price of $45.1 million, which was equal to the carrying value on Landec’s balance sheet for those interests as of the fiscal fourth quarter ended May 30, 2021. The Company applied its net proceeds (after early repayment fees under the Company's credit facility) of $41.4 million to repay indebtedness under the Company's credit facility. Giving effect to this transaction, our pro forma net debt leverage ratio would have been reduced to 5.6x from 7.0x on a trailing twelve month basis as of our fourth quarter ended May 30, 2021, as calculated under our credit agreements.
The Company had cash and cash equivalents of $1.3 million as of May 30, 2021. Total debt at fiscal fourth quarter end was $193.9 million, consisting of its line of credit and long-term debt. Giving effect to the Windset transaction, subsequent to fiscal year end the Company’s total debt was reduced to $152.5 million, consisting of its line of credit and long-term debt.
Resignation of Director and Reduction in Number of Board Members
On July 27, 2021, Patrick Walsh resigned from the Company’s Board of Directors. His departure from the Company's Board of Directors was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or procedures, or any disagreements in respect to accounting principles, financial statement disclosure or otherwise. The Company thanks Mr. Walsh for his service to the Company.
Concurrently with Mr. Walsh's resignation, the Board of Directors voted to reduce the number of directors to ten who may serve as active board members.
FISCAL 2022 OUTLOOK:
Excluding restructuring and other nonrecurring charges, tax implications and any potential impact from the ongoing COVID-19 pandemic, the Company is introducing its full year fiscal 2022 guidance, which is detailed below with growth figures that are compared to fiscal 2021:
Revenue from continuing operations:
•Consolidated Revenues: range of $545 million to $554 million (flat to +1.8%)
•Lifecore segment: range of $105 million to $108 million (+7% to +10%)
•Curation Foods segment: range of $440 million to $446 million (-1.4% to 0.0%)
Adjusted EBITDA:
•Consolidated: range of $33.3 million to $35.5 million (+6% to +13%)
•Lifecore segment: range of $26 million to $27 million (+6% to +10%)
•Curation Foods segment: range of $12 million to $13 million (+9% to +18%)
•Other (Corporate Expense): range of ($4.5) million to ($4.7) million

Seasonality:
•From an adjusted EBITDA perspective, the Company anticipates that approximately 30% of its annual consolidated adjusted EBITDA will be generated in its fiscal first half. This is due to customer inventory re-balancing at Lifecore as a result of the COVID-19 pandemic which results in flattish year-over-year revenue growth in fiscal first half followed by substantial double-digit growth in second half at Lifecore. At Curation Foods, the Company expects the quarterly adjusted EBITDA cadence to be largely comparable to the prior year with growth being driven by continued improvement in segment gross margin, which is expected to meet its steady-state target of 11% to 14% for the full year fiscal 2022.

Conference Call
The live webcast can be accessed via Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, July 28, 2021
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Direct Webcast link: http://ir.Landec.com/events.cfm
To participate in the conference call via telephone, dial toll-free: (877) 407-3982 or (201) 493-6780. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1263.
A replay of the call will be available through Wednesday, August 4, 2021 by calling toll-free: (844) 512-2921 or direct (412) 317-6671, and entering code 13721180.
About Landec Corporation
Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions with two operating businesses: Lifecore Biomedical, Inc. and Curation Foods, Inc. Landec designs, develops, manufactures and sells products for the biopharmaceutical and food industries. Lifecore Biomedical is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, Lifecore brings 35 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. Curation Foods is focused on innovating and distributing plant-based foods with 100% clean ingredients to retail, club and foodservice channels throughout North America. Curation Foods brands include Eat Smart® fresh packaged vegetables and salads, Yucatan® and Cabo Fresh® avocado products and O Olive Oil & Vinegar® premium artisan products. For more information about the Company, visit Landec’s website at www.landec.com.

Non-GAAP Financial Information
This press release contains non-GAAP financial information, including with respects to EBITDA, adjusted EBITDA, Lifecore segment adjusted EBITDA, Curation Foods segment adjusted EBITDA, Other segment adjusted EBITDA, adjusted net income or (loss), and adjusted net income or (loss) per share. The Company has included reconciliations of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP. See the section entitled “Non-GAAP Financial Information and Reconciliations” in this release for definitions of EBITDA, adjusted EBITDA, Lifecore segment adjusted EBITDA, Curation Foods segment adjusted EBITDA, Other segment adjusted EBITDA, adjusted net income or (loss), and adjusted net income or (loss) per share, and those reconciliations.

The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the Company’s results reported in accordance with GAAP. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, government regulations affecting our business, the timing of regulatory approvals, uncertainties related to COVID-19 and the impact of our responses to it, the ability to successfully integrate Yucatan Foods into the Curation Foods business, and the mix between domestic and international sales. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands, except par value)

	May 30, 2021	May 31, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,295	$360
Accounts receivable, less allowance for credit losses	70,013	76,206
Inventories	69,663	66,311
Prepaid expenses and other current assets	7,350	14,230
Total Current Assets	148,321	157,107

Investment in non-public company, fair value	45,100	56,900
Property and equipment, net	179,559	192,338
Operating lease right-of-use assets	20,827	25,321
Goodwill	69,386	69,386
Trademarks/tradenames, net	25,328	25,328
Customer relationships, net	10,792	12,777
Other assets	3,611	2,156
Total Assets	$502,924	$541,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$47,569	$51,647
Accrued compensation	12,304	9,034
Other accrued liabilities	7,996	9,978
Current portion of lease liabilities	3,889	4,423
Deferred revenue	1,130	352
Line of credit	29,000	77,400
Current portion of long-term debt, net	—	11,554
Total Current Liabilities	101,888	164,388

Long-term debt, net	164,902	101,363
Long-term lease liabilities	23,611	26,378
Deferred taxes, net	6,140	13,588
Other non-current liabilities	3,599	4,552
Total Liabilities	300,140	310,269

Stockholders’ Equity:
Common stock, $0.001 par value; 50,000 shares authorized; 29,333 and 29,224 shares issued and outstanding at May 30, 2021 and May 31, 2020, respectively	29	29
Additional paid-in capital	165,533	162,578
Retained earnings	38,580	71,245
Accumulated other comprehensive loss	(1,358)	(2,808)
Total Stockholders’ Equity	202,784	231,044
Total Liabilities and Stockholders’ Equity	$502,924	$541,313

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 30, 2021	May 31, 2020	May 30, 2021	May 31, 2020
Product sales	$139,832	$156,131	$544,161	$590,366
Cost of product sales	115,031	132,040	462,687	515,378
Gross profit	24,801	24,091	81,474	74,988

Operating costs and expenses:
Research and development	2,579	2,710	10,222	11,099
Selling, general and administrative	16,136	18,187	65,364	72,188
Impairment of goodwill and intangible assets	—	12,953	—	12,953
Legal settlement charge	—	—	1,763	—
Restructuring costs	4,855	3,352	17,621	17,285
Total operating costs and expenses	23,570	37,202	94,970	113,525
Operating (loss) income	1,231	(13,111)	(13,496)	(38,537)

Dividend income	281	281	1,125	1,125
Interest income	17	6	48	103
Interest expense, net	(5,018)	(3,146)	(15,344)	(9,603)
Loss on debt refinancing	—	—	(1,110)	—
Other (expense) income, net	46	(4,455)	(11,689)	(4,395)
Net loss before tax	(3,443)	(20,425)	(40,466)	(51,307)
Income tax benefit	575	5,276	7,801	13,116
Net loss	$(2,868)	$(15,149)	$(32,665)	$(38,191)

Diluted net loss per common share	$(0.10)	$(0.52)	$(1.12)	$(1.31)

Shares used in diluted per share computation	29,332	29,184	29,294	29,162

LANDEC CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Twelve Months Ended
	May 30, 2021	May 31, 2020
Cash flows from operating activities:
Net loss	$(32,665)	$(38,191)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization of intangibles, debt costs, and right-of-use assets	19,867	18,838
Loss on debt refinancing	1,110	—
Stock-based compensation expense	3,360	2,419
Provision (benefit) for expected credit losses	418	(284)
Deferred taxes	(7,893)	(5,440)
Change in investment in non-public company, fair value	11,800	4,200
Net loss on disposal of property and equipment held and used	61	143
Loss on disposal of property and equipment related to restructuring, net	10,143	14,802
Other, net	(74)	195
Impairment of goodwill and intangible assets	—	12,953
Change in contingent consideration liability	—	(500)
Pacific Harvest note receivable reserve	—	1,202
Changes in current assets and current liabilities:
Accounts receivable, net	5,775	(6,357)
Inventory	(3,352)	(12,179)
Prepaid expenses and other current assets	7,941	(6,815)
Accounts payable	(5,982)	(1,249)
Accrued compensation	3,270	(1,894)
Other accrued liabilities	460	1,263
Deferred revenue	778	(147)
Net cash provided by (used in) operating activities	15,017	(17,041)

Cash flows from investing activities:
Purchases of property and equipment	(23,769)	(26,686)
Proceeds from sales of property and equipment	12,913	2,434
Proceeds from collections of notes receivable	—	364
Net cash used in investing activities	(10,856)	(23,888)

Cash flows from financing activities:
Proceeds from long-term debt	170,000	27,500
Payments on long-term debt	(114,130)	(11,125)
Proceeds from lines of credit	100,000	119,300
Payments on lines of credit	(148,400)	(93,900)
Payments for debt issuance costs	(10,484)	(1,576)
Taxes paid by Company for employee stock plans	(405)	(212)
Proceeds from sale of common stock	—	30
Net cash (used in) provided by financing activities	(3,419)	40,017
Net increase (decrease) in cash, cash equivalents and restricted cash	742	(912)
Cash and cash equivalents, beginning of period	553	1,465
Cash and cash equivalents, end of period	$1,295	$553

Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment on trade vendor credit	$4,724	$2,820

Non-GAAP Financial Information and Reconciliations
EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted diluted net income (loss) per share are non-GAAP financial measures. We define EBITDA as earnings before interest expense, income tax expense (benefit), and depreciation and amortization. We define adjusted EBITDA as EBITDA before certain restructuring and other non-recurring charges, the fair market value change of the Company’s investments in Windset, and before impairment of goodwill and intangibles charges. We define adjusted net income (loss) and adjusted diluted net income (loss) per share as net income (loss) and diluted net income (loss) per share, respectively, before certain restructuring and other non-recurring charges, the fair market value change of the Company’s investment in Windset, and before impairment of goodwill and intangibles charges, all net of tax. The table below presents the reconciliation of these non-GAAP financial measures to their respective most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

(Unaudited and in thousands)	Three Months Ended		Twelve Months Ended
	May 30, 2021	May 31, 2020	May 30, 2021	May 31, 2020
Net loss	$(2,868)	$(15,149)	$(32,665)	$(38,191)
Interest expense and loss on debt refinancing, net of interest income	5,001	3,140	16,406	9,500
Income tax benefit	(575)	(5,276)	(7,801)	(13,116)
Depreciation and amortization	4,567	4,866	18,008	18,344
Total EBITDA	6,125	(12,419)	(6,052)	(23,463)
Restructuring and other non-recurring charges (1)	5,986	9,186	25,676	28,331
FMV change in Windset investment	—	4,400	11,800	4,200
Impairment of goodwill and intangibles (2)	—	12,953	—	12,953
Total adjusted EBITDA	$12,111	$14,120	$31,424	$22,021

(Unaudited and in thousands)	Three Months Ended		Twelve Months Ended
	May 30, 2021	May 31, 2020	May 30, 2021	May 31, 2020
Net loss	$(2,868)	$(15,149)	$(32,665)	$(38,191)
Restructuring and other non-recurring charges, net of tax (1)	4,831	6,834	20,721	21,078
FMV change in Windset investment, net of tax	—	3,274	9,523	3,125
Impairment of goodwill and intangibles, net of tax (2)	—	9,637	—	9,637
Adjusted net (loss) income	$1,963	$4,596	$(2,421)	$(4,351)

(Unaudited)	Three Months Ended		Twelve Months Ended
	May 30, 2021	May 31, 2020	May 30, 2021	May 31, 2020
Diluted net loss per share	$(0.10)	$(0.52)	$(1.12)	$(1.31)
Restructuring and other non-recurring charges, net of tax, per diluted share (1)	$0.17	$0.23	$0.71	$0.72
FMV change in Windset investment, net of tax, per diluted share	$—	$0.11	$0.33	$0.11
Impairment of goodwill and intangibles, net of tax (2)	$—	$0.34	$—	$0.33
Adjusted diluted net (loss) income per share	$0.07	$0.16	$(0.08)	$(0.15)

(Unaudited and in thousands)	Curation Foods	Lifecore	Other	Total
Three Months Ended May 30, 2021
Net (loss) income	$(1,974)	$4,753	$(5,647)	$(2,868)
Interest expense and loss on debt refinancing, net of interest income	1,375	—	3,626	5,001
Income tax (benefit) expense	(623)	1,502	(1,454)	(575)
Depreciation and amortization	3,099	1,447	21	4,567
Total EBITDA	1,877	7,702	(3,454)	6,125
Restructuring and other non-recurring charges (1)	4,047	—	1,939	5,986
FMV change in Windset investment	—	—	—	—
Total adjusted EBITDA	$5,924	$7,702	$(1,515)	$12,111

Twelve Months Ended May 30, 2021
Net (loss) income from continuing operations	$(28,241)	$14,461	$(18,885)	$(32,665)
Interest expense and loss on debt refinancing, net of interest income	5,502	—	10,904	16,406
Income tax (benefit) expense	(8,918)	4,568	(3,451)	(7,801)
Depreciation and amortization	12,410	5,502	96	18,008
Total EBITDA	(19,247)	24,531	(11,336)	(6,052)
Restructuring and other non-recurring charges (1)	18,460	—	7,216	25,676
FMV change in Windset investment	11,800	—	—	11,800
Total adjusted EBITDA	$11,013	$24,531	$(4,120)	$31,424

Three Months Ended May 31, 2020
Net loss	$(15,935)	$4,775	$(3,989)	$(15,149)
Interest expense, net of interest income	1,370	—	1,770	3,140
Income tax benefit	(5,817)	1,426	(885)	(5,276)
Depreciation and amortization	3,536	1,303	27	4,866
Total EBITDA	(16,846)	7,504	(3,077)	(12,419)
Restructuring and other non-recurring charges (1)	6,789	—	2,397	9,186
FMV change in Windset investment	4,400	—	—	4,400
Impairment of goodwill and intangibles (2)	12,953	—	—	12,953
Total adjusted EBITDA	$7,296	$7,504	$(680)	$14,120

Twelve Months Ended May 31, 2020
Net (loss) income from continuing operations	$(39,088)	$11,749	$(10,852)	$(38,191)
Interest expense, net of interest income	5,467	—	4,033	9,500
Income tax (benefit) expense	(13,028)	3,346	(3,434)	(13,116)
Depreciation and amortization	13,240	5,008	96	18,344
Total EBITDA	(33,409)	20,103	(10,157)	(23,463)
Restructuring and other non-recurring charges (1)	20,697	—	7,634	28,331
FMV change in Windset investment	4,200	—	—	4,200
Impairment of goodwill and intangibles (2)	12,953	—	—	12,953
Total adjusted EBITDA	$4,441	$20,103	$(2,523)	$22,021

(1)    During fiscal year 2020, the Company announced a restructuring plan to drive enhanced profitability, focus the business on its strategic assets, and redesign the organization to be the appropriate size to compete and thrive. This included a reduction-in-force, a reduction in leased office spaces, and the sale of non-strategic assets. Related to these continued activities, in fiscal year 2021, the Company incurred (1) $17.6 million ($4.9 million in the fourth quarter of fiscal 2021) of restructuring charges, primarily related to the impairment and sale of the Company’s Hanover, Pennsylvania manufacturing facility and related severance charges, the write-off of non-strategic assets, and other restructuring related consulting and legal costs; partially offset by the gain on sale of the Company’s Ontario,

California facility and (2) $8.1 million ($1.1 million in the fourth quarter of fiscal 2021) of certain non-recurring charges, primarily related to potential environmental and compliance matters at Curation Foods’ Avocado Products factory in Silao, Mexico, and other restructuring related legal and consulting costs.
(2)     These impairments are related to fiscal year 2020 Curation Foods’ goodwill, trademarks and tradenames, and customer relationships with respect to its O Olive Oil and Vinegar and Yucatan brands.